Exhibit 99.1

NYSE: WPZ

Date: Dec. 5, 2007
Williams Partners L.P. Announces Pricing of Equity Offering
     TULSA, Okla. — Williams Partners L.P. (NYSE:WPZ) announced today that it has priced its previously announced offering of its common units at $37.75 per unit. The offering of 9.25 million common units is expected to close on Dec. 11.
     The underwriters have been granted a 30-day option to purchase up to an additional 1,387,500 common units to cover over-allotments, if any.
     Williams Partners plans to use the net proceeds from the offering to fund a portion of the $750 million purchase price of Williams Partners’ previously announced acquisition of certain membership interests in Wamsutter LLC from Williams (NYSE: WMB).
     Lehman Brothers Inc., Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the joint book-running managers for the offering.
     A copy of the final prospectus supplement and related base prospectus associated with this offering — when available — may be obtained from any of the underwriters, including Lehman Brothers Inc., c/o Broadridge Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717. By email at Qiana.Smith@Broadridge.com, or by fax at (631) 254-7140; Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, NY, 11220, phone (800) 831-9146; Merrill Lynch & Co., 4 World Financial Center, Attention: Prospectus Department, New York, NY 10080, phone (212) 449-1000.
     This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a publicly traded master limited partnership that owns natural gas gathering, transportation, processing and treating assets serving regions where producers require large scale and highly reliable services, including the Gulf of Mexico and the San Juan Basin in New Mexico and Colorado. The partnership also serves the natural gas liquids (NGL) market through its NGL fractionating and storage assets. The general partner is Williams Partners GP LLC. More information about the partnership is available at www.williamslp.com.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional information about issues that could lead to material changes in performance is contained in the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.